Exhibit 99.(16)(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Investment Managers Series Trust III with respect to the filing of the Joint Proxy Statement/Prospectus for FPA Crescent Fund.

We also consent to the incorporation by reference, into this Registration Statement, of our report dated February 28, 2025 with respect to the financial statements and financial highlights of FPA Crescent Fund, a series of Investment Managers Series Trust III, appearing in Form N-CSR for the year ended December 31, 2024.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 30, 2025